Exhibit 4.2

ARTICLES OF SHARE EXCHANGE

of

PRIME MERIDIAN HOLDING COMPANY,

the surviving Florida corporation,

with

PRIME MERIDIAN BANK,

a Florida-chartered Commercial Bank

Pursuant to Section 607.1105 of the Florida Business Corporation Act (the “Act”) Prime Meridian Holding Company (“PMHC”) and Prime Meridian Bank (the “Bank”) hereby adopt the following Articles of Share Exchange.

1. The Plan of Reorganization Share Exchange dated July 15, 2010 (“Plan”), between PMHC and the Bank, was approved and adopted by the shareholders of the Bank on September 16, 2010, and was adopted by the Board of Directors of PMHC on July 15, 2010, as Section 607.1103(7) of the Act did not require approval by the shareholders of PMHC.

2. Pursuant to the Plan, all issued and outstanding shares of Bank common stock will be exchanged for a like number of shares of PMHC common stock and the Bank will become a wholly-owned subsidiary of PMHC.

3. The Plan is attached hereto and incorporated herein by reference as if fully set forth herein.

4. Pursuant to Section 607.1105(1)(b) of the Act, the date and time of the effectiveness of the Articles of Share Exchange shall be as of the close of business on September 16, 2010.

IN WITNESS WHEREOF, the parties have set their hands this 16th day of September, 2010.

PRIME MERIDIAN HOLDING COMPANY

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr.
Chief Executive Officer

PRIME MERIDIAN BANK

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr.
Chief Executive Officer

PLAN OF REORGANIZATION

AND

SHARE EXCHANGE

THIS PLAN OF REORGANIZATION AND SHARE EXCHANGE (“Plan”) is entered into this July 15, 2010 by and between Prime Meridian Holding Company, a Florida corporation (“PMHC”) and Prime Meridian Bank, a Florida state chartered commercial bank (“Bank”).

1.	Distribution to Shareholders. On the Effective Date, as defined herein, all of the shareholders of the Bank not seeking appraisal rights in connection with the adoption of the Plan shall exchange all of the outstanding shares of stock of the Bank for a like number of shares of PMHC and the Bank shall become a wholly-owned subsidiary of PMHC.

2.	Satisfaction of Rights of the Bank’s Shareholders. All shares of PMHC stock into which shares of Bank stock have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

3.	Fractional Shares. Fractional shares of PMHC stock will not be issued to the holders of Bank stock.

4.	Vote Required. The Plan must be approved by at least a majority of the outstanding shares of Bank stock entitled to vote at a meeting of shareholders called for such purpose.

5.	Appraisers’ Shares. No share of Bank common stock as to which appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to law (“Appraiser Shares”) shall be exchanged for PMHC common stock. In lieu thereof, the holders of Appraiser Shares shall be entitled to payment in accordance with the applicable provisions of Sections 607.1301–607.1333, Florida Statutes (“Appraisal Statute”), which is applicable to Florida corporations. If any holder of Appraiser Shares shall effectively withdraw or lose his or her appraisal rights under the Appraiser Statute, such Appraisal Shares shall then be exchanged for PMHC common stock in accordance with the provisions hereof. Appraiser Shares acquired by the Bank pursuant to payment shall be held by the Bank as authorized but unissued shares. Unless waived by PMHC’s Board of Directors, properly exercised Appraiser Shares shall not exceed more than 10% of the total number of Bank shares outstanding.

6.	Supplemental Action. If at any time after the Effective Date, PMHC shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of PMHC or the Bank, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

7.	Warrants and Options. At the Effective Date (as defined below), the Bank’s warrant plan, outstanding warrants, stock option plan and outstanding stock options shall be assumed by PMHC and shall be come PMHC’s warrant plan, outstanding warrants, stock option plan and outstanding stock options on the same terms.

8.	Filing with the Florida Secretary of State and Effective Date. Upon the approval by the Federal Reserve Bank of Atlanta of the Notice to become a bank holding company filed by PMHC, PMHC and the Bank shall cause their respective Chief Executive Officer, President, or Vice President to execute Articles of Share Exchange in the form attached to this Plan and upon such execution, this Plan shall be deemed incorporated by reference into the Articles of Share Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Florida Secretary of State. In accordance with Section 607.1105 of the Florida Business Corporation Act (the “FBCA”), the Articles of Share Exchange shall specify the “Effective Date.”

9.	Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by PMHC or the Bank by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of the Bank by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter so long as such change is in accordance with Section 607.1103 of the FBCA.

10.	Termination. At any time before the Effective Date (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of the Bank.

IN WITNESS WHEREOF, the parties hereto have duly executed this Plan of Reorganization and Share Exchange as of the date first above written.

PRIME MERIDIAN HOLDING COMPANY

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr.
Chief Executive Officer

PRIME MERIDIAN BANK

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr.
Chief Executive Officer